Exhibit 99.1
FOR IMMEDIATE RELEASE
TERAYON ANNOUNCES FINANCIAL RESULTS FOR FISCAL YEAR 2005 AND
QUARTERLY RESULTS FOR 2006
- Company Provides Business Outlook for Fourth Quarter of 2006 -
Santa Clara, California – January 12, 2007 – As previously announced, Terayon Communication Systems, Inc. (Pink Sheets: TERN.PK) (Terayon or the Company) intends to hold an investor conference call today at 2:00 PM PST (5:00 PM EST) to discuss its financial results for the fiscal year ended December 31, 2005 and the results of the first three quarters of 2006. On January 10, 2007, Terayon filed with the Securities and Exchange Commission (SEC) its Quarterly Reports on Form 10-Q for the first, second and third quarters of 2006. On December 29, 2006, Terayon filed with the SEC its Annual Report on Form 10-K for the year ended December 31, 2005, which includes audited restated consolidated financial statements for fiscal years 2004 and 2003, unaudited restated (or adjusted, as applicable) selected consolidated financial data for fiscal years 2002 and 2001, and unaudited condensed financial statements for the quarterly periods in fiscal years 2005 and 2004, including restated unaudited consolidated financial statements for the first and second quarters of 2005.
“Our financial audit has been successfully completed, and we are deeply grateful to our customers and partners for their loyalty and support,” stated Jerry Chase, Terayon’s chief executive officer. “Throughout this period, we maintained our focus on our business, working with our customers to develop new products and to enter new video markets to build our leadership in real-time digital video networking software applications. We have devoted much time and energy to build what we call ‘Localization-on-Demand’ applications — the ability to deliver on-demand, real-time video software applications that enable our customers to deliver programming, advertising and information targeted to meet the needs of local and regional markets to increase their relevance to viewers. Terayon is and intends to remain the market leader in Localization-on-Demand applications with soon to be launched applications such as motion graphics overlay and picture-in-picture ‘squeeze-back’ advertising.”

Terayon Announces Financial Results

Financial Review
The discussion below is only a partial discussion of the changes related to the restatement of previously reported financial reports. For a more complete and detailed discussion of the accounting issues and restatement adjustments, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and the Quarterly Reports on Form 10-Q for the first, second and third quarters of 2006.
In November 2005, Terayon announced that it initiated a review of its revenue recognition policies after determining that certain revenues recognized in the second half of the year ended December 31, 2004 from a customer may have been recorded in incorrect periods. As part of this review, the Audit Committee of the Board of Directors conducted an independent inquiry into the circumstances related to the accounting treatment of certain of the transactions at issue and retained independent legal counsel to assist with the inquiry. The principal findings of the Audit Committee were: that there was no intent by Company personnel to recognize revenue in contravention of what Company personnel understood to be the applicable rules at the time; that Company personnel did not consider or sufficiently focus on relevant accounting rules; and there was no intent by Company personnel to mislead the Company’s auditors or engage in other wrongful conduct. In March 2006, the Audit Committee, upon the recommendation of management, concluded that the Company’s consolidated financial statements for the year ended December 31, 2004 and for the four quarters of 2004 and the first and second quarters of 2005 should no longer be relied upon and would be restated. Additionally, in November 2006, the Audit Committee, upon the recommendation of management, announced that the Company’s consolidated financial statements for the years ended December 31, 2003, 2002 and 2000 and for the quarters of 2003, 2002 and 2000 should no longer be relied upon and would be restated. The restatement of financial statements for 2003 corrects errors primarily relating to revenue recognition, cost of goods sold and estimates of reserves. The restatement of financial statements for 2000 and 2002 corrects errors primarily relating to the need to value separately and account for an embedded derivative option associated with the Company’s 5% Convertible Subordinated Notes (Notes) issued in July 2000. As part of the restatement process, the

Terayon Announces Financial Results

Company, among other things, applied the appropriate revenue recognition method to each element of all multiple-element arrangements and corrected other errors related to revenue recognition.
Video Product and Post-Contract Support: The Company previously recognized revenue for its digital video solution (DVS) products in accordance with Staff Accounting Bulletin No. 101, “Revenue Recognition” (SAB 101), as amended by Staff Accounting Bulletin No. 104 (SAB 104) based on meeting the revenue recognition criteria in SAB 104. In reviewing its revenue recognition policies for its DVS products, the Company assessed software development efforts, marketing, and the nature of post contract support (PCS). The Company determined that the software in its DVS products was more than incidental, and that revenue from sales of the DVS products should therefore be recognized under American Institute of Certified Public Accountants Statement of Position 97-2, “Software Revenue Recognition” (SOP 97-2). The Company determined that the software in the DVS products was more than incidental because the DVS platforms contain multiple embedded software applications, the software is actively marketed and the Company has a practice of providing upgrades and enhancements for the software to its existing users periodically. While the software is not sold on a stand-alone basis with the ability to operate on a third party hardware platform, the software is marketed and sold separately in the form of software license keys to activate embedded software applications. Additionally, as part of the Company’s customer support contracts, the Company routinely provides its customers with unspecified software upgrades and enhancements.
Additionally, when a sale involves multiple elements, such as sales of products that include support services, the entire fee from the arrangement is allocated to each respective element based on its fair value and recognized when revenue recognition criteria for each element are met. Fair value for each element is established based on the sales price charged when the same element is sold separately. In order to recognize revenue from individual elements within a multiple element arrangement under SOP 97-2, the Company must establish vendor specific objective evidence (VSOE) of fair value for each element.

Terayon Announces Financial Results

For the DVS products, the Company determined that prior to 2006, the Company did not establish VSOE of fair value for the undelivered element of PCS, which required the Company to recognize revenue and the cost of goods sold of both the hardware element and PCS element ratably over the period of the customer support contract. Revenue and the related cost of goods sold for DVS products that contained multiple element arrangements in each quarter of 2003, 2004 and 2005 were restated to reflect this accounting policy.
Beginning in the first quarter of 2006, the Company determined that it established VSOE of fair value of the PCS element for DVS product sales as a result of maintaining consistent pricing practices for PCS, including consistent pricing of renewal rates for PCS. As a result, for DVS products sold beginning in 2006 that contain a multiple element arrangement, the Company recognizes revenue and cost of goods sold from the hardware component when all criteria of SAB 104 and SOP 97-2 have been met and recognizes revenue and cost of goods sold related to PCS element ratably over the period of the PCS contract.
Thomson Contract: The Company recognized revenue as it related to the delivery of certain products and services (including the development and customization of software) to Thomson Broadcast (Thomson) under a series of contractual arrangements (Thomson Contract) in accordance with SAB 101, as amended by SAB 104. However, based on SOP 97-2 and American Institute of Certified Public Accountants’ Statement of Position 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts” (SOP 81-1), this series of contractual arrangements under a single memorandum of understanding (MOU) should have been treated as a single contract, and therefore as a single revenue arrangement for accounting purposes. Factors that contributed to the determination of a single revenue arrangement included the documentation of the series of contractual arrangements under a single MOU and the ongoing nature of discussions between parties to define product specifications and deliverables that extended beyond the initial agreed upon contracted deliverables. In accordance with SOP 81-1, the Company determined it could not reasonably estimate progress towards completion of the project and therefore used the completed contract methodology. As a result, $7.8 million of revenue previously recognized in the third and fourth quarters of 2004 and $0.3

Terayon Announces Financial Results

million of revenue previously recognized in the first two quarters of 2005 were deferred and ultimately recognized as revenue in the quarter ended December 31, 2005 upon completion of the Thomson Contract and final acceptance received from Thomson for all deliverables under the Thomson Contract. Additionally, $1.2 million of cost of goods sold previously recognized in 2004 and $1.8 million related to direct development costs previously recognized from the fourth quarter of 2003 through the second quarter of 2005 were also deferred and ultimately recognized in the quarter ended December 31, 2005.
As part of the restatement process, management identified six material weaknesses. Management is in the process of identifying and implementing steps to remediate the material weaknesses. For a more complete and detailed discussion, please refer to Item 9A — “Controls and Procedures” – in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and Item 4 – “Controls and Procedures” – in the Company’s Quarterly Reports on Form 10-Q for the first, second and third quarters of 2006.
Financial Highlights: Fiscal Year Ended December 31, 2005
Product revenues for the years ended December 31, 2005 and December 31, 2004 follow (in thousands, except percentages).

	Year Ended
	December 31,		Variance in	Variance in
	2005	2004	Dollars	Percent
		(as restated)	(as restated)	(as restated)
Revenues by product:
DVS	$41,806	$24,102	$17,704	73.5%
HAS	41,061	82,068	(41,007)	(50.0)%
CMTS	7,797	30,210	(22,413)	(74.2)%
Other	—	104	(104)	(100.0)%

Total	$90,664	$136,484	$(45,820)	(33.6)%

Overall revenues for the fiscal year ended December 31, 2005 were $90.7 million, a decline of 34 percent from $136.5 million in 2004, due to sales of the Home Access Solutions (HAS) and Cable Modem Termination System (CMTS) products decreasing from 2004 to 2005 by $41.0 million and $22.4 million, respectively. The decline in overall revenues was partially offset by a $17.7 million increase in DVS revenues. In October 2004, the Company announced that it would cease investment in future development of CMTS. The decline in HAS revenues was primarily driven by the failure of the Company’s voice-enabled eMTA modems to find

Terayon Announces Financial Results

widespread market acceptance and from decreased demand for traditional, data-only modems from multiple system operators (MSOs). In January 2006, Terayon announced its plans to focus solely on its DVS product line and to discontinue the HAS business. The Company continues to sell its remaining HAS inventory and generate cash to fund ongoing operations. The Company anticipates that all remaining HAS inventories will be sold during the first quarter of 2007.
Revenues from sales of DVS products increased to $41.8 million in 2005, compared to $24.1 million in 2004. The increase in revenues from the sale of DVS products was driven primarily by demand from MSO customers in the United States, which continued to upgrade their networks as part of their efforts to implement all-digital simulcast (ADS) networks that included digital program insertion capabilities as well as ADS build-out by the second tier MSOs.
Revenues in 2005 also benefited from the recognition of $7.8 million of revenues related to sales of the Company’s BP 5100 product and service to Thomson that was previously recognized in 2004 but deferred to the quarter ended December 31, 2005 in connection with the restatement.
Changes in the Company’s revenue recognition policies materially impacted the timing of the Company’s recognition of revenue from the sale of its DVS products in 2005 and 2004. The Company believes that (1) DVS product revenue invoiced and recognized in the current period, (2) DVS product invoiced in prior periods and recognized in the current period, and (3) DVS product revenue invoiced in the current period and recognized in future periods provide useful information about the Company’s ability to generate future cash flows. The impact of the adoption of SOP 97-2, as well as all restatement adjustments affecting revenue recognition, are discussed in greater detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.
The following table is a breakdown of DVS product revenue by period invoiced (in millions, except percentages):

Terayon Announces Financial Results

	Year Ended		Variance	Variance
	December 31,		in	in
	2005	2004	Dollars	Percent
		(as restated)	(as restated)	(as restated)
DVS product revenue invoiced and recognized in current period:
Total invoiced in current period	$53.9	$36.8	$17.1	46.5%
Less: Invoiced in current period and recognized in future periods	27.4	15.0	12.4	82.7%

Total invoiced and recognized in current period	26.5	21.8	4.7	21.6%
DVS product revenue invoiced in prior fiscal years and recognized in current period	15.3	2.3	13.0	565.2%
Total DVS product revenue recognized in current period	$41.8	$24.1	$17.7	73.4%

Total DVS product revenue invoiced and recognized increased to $53.9 million for the year ended December 31, 2005, up from $36.8 million for 2004. Of the total DVS product revenue invoiced in the year ended December 31, 2005, $27.4 million will be recognized in future periods, compared to $15.0 million invoiced in 2004 and recognized in future periods. DVS product revenue invoiced in prior periods and recognized during the year ended December 31, 2005 was $15.3 million, representing a $13.0 million increase over the $2.3 million in DVS product revenue invoiced in prior periods and recognized during 2004. Please refer to the “Notes to Unaudited Selected Financial Data” immediately preceding the consolidated balance sheets for a more complete discussion.
In 2005, cost of goods sold was $55.6 million, or 61 percent of revenues, compared to $101.9 million, or 75 percent of revenues, in 2004. Gross profit increased $0.4 million, to $35.0 million, or 39 percent of revenue, in the year ended December 31, 2005, compared to $34.6 million, or 25 percent of revenue, in 2004.
Overall operating expenses decreased significantly from $81.7 million for the year ended December 31, 2004 to $62.8 million for 2005. The decline was primarily attributable to the Company’s reduction in research and development expenses, which resulted from the Company’s decision in the fourth quarter of 2004 to cease investment in future development of the CMTS product line, decreased spending on research and development for the HAS products and the sale of the Company’s cable modem semiconductor assets to ATI Technologies, Inc. in March 2005. These

Terayon Announces Financial Results

reductions in research and development expenses were partially offset by increased general and administrative expenses, which increased by $8.3 million to $20.4 million, or 22 percent of revenue, in the year ended December 31, 2005, compared with $12.0 million, or 9 percent of revenue, in the year ended December 31, 2004. Factors that contributed to the increase included a $2.6 million net expense related to the Adelphia litigation settlement; $3.2 million related to the settlement of the shareholder class action and derivative litigation; an increase in outside legal fees of $2.5 million, of which $0.9 million related to the independent investigation by the Audit Committee and $1.0 million related to increased litigation expenses; and an increase of $0.2 million in financial audit fees.
The net loss for 2005 was $27.0 million, or $0.35 per share; the net loss for 2004 was $47.1 million, or $0.62 per share; and the net loss for 2003 was $56.2 million, or $0.76 per share.
Cash, cash equivalents and short-term investments at December 31, 2005 were approximately $101.3 million, compared to approximately $97.7 million at December 31, 2004.
Financial Highlights: Three and Nine Months Ended September 30, 2006
Terayon’s business highlights for 2006 follow.
•	Concluded successful completion of the corporate plan to become a video-only company.

•	Expanded market leadership position in digital video networking software applications for statistical remultiplexing and ad insertion for the cable and satellite industries.

•	Achieved unmatched quality in digital advertising insertion accuracy with an accuracy rate of up to 99.99% in a live cable network.

•	Entered new markets, telecommunications and mobile video, with first sales to key customers for digital advertising insertion applications.

•	Launched MPEG-4 Advertising Insertion Application, the first company to do so.

•	Delivered new, live deployments of MPEG-4 Advertising Insertion Application software in Brazil and Chile.

Terayon Announces Financial Results

•	Nominated for a technical Emmy for the Company’s work pioneering the development for combining multiple transport streams that are already encoded using rate-shaping and statistical re-multiplexing.

•	Repayment of $65.1 million for the remaining outstanding principal amount of the Notes originally due July 2007.
“We believe the market inflection point for Localization-on-Demand applications is in front of us and will be driven by the 2007 introduction of video services from telecommunications companies and the competition for customers that their entry creates for cable and satellite providers,” Mr. Chase continued. “With the recent orders we have received from first-movers in the telecommunications and mobile video markets, coupled with their publicly announced plans for 2007, we believe the market is set to move, and we have positioned Terayon to capitalize on this anticipated growth.”
Product revenues for the three and nine months ended September 30, 2006 follow (in thousands, except for percentages) (unaudited).

	Three Months Ended				Nine Months Ended
	September 30,		Variance	Variance	September 30,		Variance	Variance
	2006	2005	in Dollars	in Percent	2006	2005	in Dollars	in Percent
Revenues by product:
DVS	$12,449	$10,293	$2,156	20.9%	$42,295	$21,601	$20,694	95.8%
HAS	3,764	10,116	(6,352)	(62.8)%	12,562	32,448	(19,886)	(61.3)%
CMTS	615	3,031	(2,416)	(79.7)%	3,885	6,129	(2,244)	(36.6)%

Total	$16,828	$23,440	$(6,612)	(28.2)%	$58,742	$60,178	$(1,436)	(2.4)%

Total revenues for the three months ended September 30, 2006 were $16.8 million, compared to $23.4 million for the three months ended September 30, 2005. Revenues from the sale of DVS products increased to $12.4 million for the three months ended September 30, 2006, compared to $10.3 million for the three months ended September 30, 2005. Total revenues for the nine months ended September 30, 2006 were $58.7 million, compared to $60.2 million for the same period in 2005. Revenues from the sale of DVS products increased to $42.3 million for the nine months ended September 30, 2006, compared with $21.6 million for the nine months ended September 30, 2005.

Terayon Announces Financial Results

The following tables are a breakdown of DVS product revenue by period invoiced (in millions, except percentages) (unaudited):

	Three Months Ended
	September 30,		Variance	Variance
	2006	2005	in Dollars	in Percent
DVS product revenue invoiced and recognized in current period:
Total invoiced in current period	$10.2	$12.5	$(2.3)	(18.4)%
Less: Invoiced in current period and recognized in future periods	1.2	8.8	(7.6)	(86.4)%

Total invoiced and recognized in current period	9.0	3.7	5.3	143.2%

DVS product revenue invoiced in prior periods and recognized in current period:
Invoiced in prior fiscal years and recognized in current period	3.1	1.7	1.4	82.4%
Invoiced in prior quarters within fiscal year and recognized in current period	0.3	4.9	(4.6)	(93.9)%

Total invoiced in prior periods and recognized in current period	3.4	6.6	(3.2)	(48.5)%

Total DVS product revenue recognized in current period	$12.4	$10.3	$2.1	20.4%

	Nine Months Ended
	September 30,		Variance	Variance
	2006	2005	in Dollars	in Percent
DVS product revenue invoiced and recognized in current period:
Total invoiced in current period	$30.9	$44.4	$(13.5)	(30.4)%
Less: Invoiced in current period and recognized in future periods	2.7	28.7	(26.0)	(90.6)%

Total invoiced and recognized in current period	28.2	15.7	12.5	79.6%
DVS product revenue invoiced in prior fiscal years and recognized in current period	14.1	5.9	8.2	139.0%

Total DVS product revenue recognized in current period	$42.3	$21.6	$20.7	95.8%

The amount of DVS product revenue invoiced in the three months ended September 30, 2006 decreased to $10.2 million, down from $12.5 million in the three months ended September 30, 2005. Of the total DVS product revenue invoiced in the three months ended September 30, 2006, $1.2 million will be recognized in future periods, compared to $8.8 million invoiced in the three months ended September 30, 2005 and recognized in future periods. DVS product revenue invoiced in prior periods and recognized during the three months ended September 30, 2006 was $3.4 million, compared to $6.6 million invoiced in prior periods and recognized during the three months ended September 30, 2005. Please refer to the “Notes to Unaudited Selected Financial Data” immediately preceding the consolidated balance sheets for a more complete discussion.

Terayon Announces Financial Results

The amount of DVS product revenue invoiced in the nine months ended September 30, 2006 decreased to $30.9 million, down from $44.4 million for the same period in 2005. Of the total DVS product revenue invoiced in the nine months ended September 30, 2006, $2.7 million will be recognized in future periods, compared to $28.7 million invoiced in the nine months ended September 30, 2005 and recognized in future periods. DVS product revenue invoiced in prior periods and recognized during the nine months ended September 30, 2006 increased to $14.1 million, compared to $5.9 million invoiced in prior periods and recognized during the nine months ended September 30, 2005.
Gross profit for the three months ended September 30, 2006 was $11.6 million, or 69 percent of revenues, compared to $6.4 million, or 27 percent of revenues, for the three months ended September 30, 2005. Gross profit for the nine months ended September 30, 2006 was $34.4 million, or 58 percent of revenues, compared to $20.3 million, or 34 percent of revenues, for the comparable period in 2005. The increase in the Company’s gross profit as a percent of revenues was primarily attributable to an increase in revenues from the sales of the Company’s higher margin DVS products and a decrease in revenues from the Company’s lower margin HAS and CMTS products.
Total operating expenses decreased to $15.0 million for the three months ended September 30, 2006, compared to $15.7 million for the same period in 2005. For the nine months ended September 30, 2006, total operating expenses decreased to $44.0 million, compared to $45.0 million for the same period in 2005. Research and development expenses increased from $3.6 million, or 15 percent of revenues, for the three months ending September 30, 2005 to $4.0 million, or 24 percent of revenue, for the three months ended September 30, 2006. The modest increase in research and development expenditures in the three months ended September 30, 2006 was attributable to increased outside engineering consultant services and increased spending on outsourced development services in connection with the Company’s DVS products. Research and development expenses remained constant at $13.0 million, or 22 percent of revenues, for both the nine months ended September 30, 2006 and 2005.

Terayon Announces Financial Results

Sales and marketing expenses decreased from $6.3 million, or 27 percent of revenues, for the three months ended September 30, 2005 to $3.8 million, or 22 percent of revenues, for the three months ended September 30, 2006. The reduction in sales and marketing expenses was partly attributable to a $0.9 million reduction in compensation expenses and a $0.4 million decrease primarily related to trade shows and advertising expenditures. For the nine months ended September 30, 2006, sales and marketing expenses were $14.3 million, or 24 percent of revenues, compared to $17.6 million, or 29 percent of revenues, for the nine months ended September 30, 2005. The decrease in sales and marketing expenses primarily resulted from a reduction in trade show and advertising expenses and a decrease in sales and marketing personnel and contractor services.
General and administrative expenses increased from $5.6 million, or 24 percent of revenues, for the three months ended September 30, 2005 to $6.9 million, or 41 percent of revenues for the three months ended September 30, 2006. For the nine months ended September 30, 2006, general and administrative expenses increased to $16.4 million, or 28 percent of revenues, compared to $12.6 million, or 21 percent of revenues, for the nine months ended September 30, 2005. For the nine months ended September 30, 2006, higher general and administrative expenses were driven primarily by increased expenses associated with the restatement, which included fees of $2.2 million for audit fees, $2.7 million for legal services and $1.7 million for external accounting consultants.
Net loss for the three months ended September 30, 2006 was $3.1 million, or $0.04 per share, compared to $8.1 million, or $0.11 per share, in the comparable period in 2005. Net income for the nine months ended September 30, 2006 was $1.3 million, or $0.02 per share on a diluted basis, compared to a net loss of $23.8 million, or $0.31 per share, in the comparable period in 2005. Positive net income of $1.3 million for the nine months ended September 30, 2006 was driven primarily by a $9.9 million gain from the sale of certain cable modem semiconductor assets to ATI Technologies, Inc. recognized in the second quarter of 2006 and included in other income.

Terayon Announces Financial Results

Cash and cash equivalents and short-term investments at September 30, 2006 were $27.5 million, compared with $101.3 million as of December 31, 2005. The reduction in cash and cash equivalents and short-term investments of $73.8 million since December 31, 2005 was primarily attributable to the repayment in March 2006 of $65.6 million in the aggregate principal amount of the Notes, including all accrued and unpaid interest and related fees, and the funding of operating activities. Following the repayment of the Notes, the Company no longer has any long-term debt.
“With our restatement behind us and our market leadership, we will continue to re-align our cost structure and focus on revenue generating opportunities to drive profitable growth,” stated Mark Richman, Terayon’s chief financial officer.
Business Outlook
For the fourth quarter of 2006, Terayon expects to report overall revenues in the range of $17.6 million to $18.6 million. Total reported DVS product revenues are expected to be in the range of $16.2 million to $17.2 million. Total DVS product revenue invoiced in the current period is expected to be in the range of $14.1 million to $15.1 million. Operating expenses are expected to be in the range of $15.6 million to $16.6 million including approximately $5 million related to audit fees, costs for external accounting consultants and outside legal fees. Net loss for the fourth quarter of 2006 is expected to be in the range of $3.5 million to $4.5 million, or a loss of $0.05 per share to $0.06 per share, which assumes an average of 77.6 million shares outstanding. Largely due to expenditures related to our re-audit and restatement activities, the balances of cash and cash equivalents and short-term investments are expected to decrease between $7.0 million and $7.5 million during the fourth quarter of 2006.
Conference Call Information
Terayon will host an investor conference call to discuss its restatements and results on Friday, January 12, 2007 at 2:00 p.m. PST (5:00 p.m. EST). The call can be accessed by dialing 866-713-8562 (U.S.) or 617-597-5310 (international), and referencing pass code 87944671. A live listen-only webcast of the call may be accessed on Terayon’s website at

Terayon Announces Financial Results

www.terayon.com/investor. Webcast participants should access the site approximately 10 minutes prior to the call’s start time and download any streaming media software needed to listen to the call.
A telephonic replay of the call will be accessible through Friday, February 9, 2007 by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) and referencing passcode 55480746. An online archive of the webcast will also be available on the investor relations section of Terayon’s Website.
Meaningful Cautionary Statement Regarding Forward-Looking Statements
Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements relating to the anticipated growth of the market for digital video applications in 2007 and Terayon’s guidance regarding financial results for the fourth quarter of 2006 under the heading “Business Outlook.” Other forward-looking statements made by the Company may be identified by the use of words such as “will,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “seeks,” “estimates,” and similar expressions. Forward-looking statements are not guarantees of future performance, are subject to a number of risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking information, and are based on current expectations, estimates, forecasts and projections of future company or industry performance based on management’s judgment, beliefs, current trends and market conditions. There can be no assurance that adjustments for other periods will not be required; that the financial statements will not require restating in future periods; that there will not be a finding of one or more additional material weaknesses in internal control over financial reporting; that the Company will effectively or timely implement corrective actions to remediate the identified material weaknesses; that other accounting errors or control deficiencies which individually or in the aggregate constitute a material weakness will not be identified; that the Company will be able to complete its evaluation of internal controls as required by Sarbanes-Oxley; that the Company’s auditors will be able to test and opine on internal controls over financial reporting as evaluated by management; that adjustments to prior periods or changes to the quarterly or other information contained in this press release will not be required; that financial results in future

Terayon Announces Financial Results

quarterly periods will not continue to fluctuate; that Terayon will successfully develop and bring to market new digital video products in a timely manner; that the build out and acceptance of all-digital networks will occur in 2007, or at all; that the expansion of operations by Terayon’s customers will happen when expected; that the deployment of Terayon’s digital video applications will occur as planned; that Terayon’s ability to compete effectively or maximize stockholder value will be successful or yield preferred results; or that Terayon will be able to control operating expenses. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in any forward-looking statement as a result of various factors. The 2006 financial data for the fourth quarter of 2006 and related discussions presented in this press release are preliminary, unaudited and unreviewed and reflect Terayon’s current estimates and are subject to change. They should be viewed as reflecting Terayon’s current expectations and with due regard to items still to be completed. In addition, the Company’s financial results, liquidity and stock price may suffer as a result of the restatements; the cost of completing the restatements and the audit and review of the Company’s financial statements; whether the Company will be able to control operating expenses and maintain adequate cash balances for operating the business going forward; any adverse response from the Company’s vendors, customers, stockholders, media and others relating to the delay in the filing of the Company’s financial statements or the announcement of the Company’s restated and other financial results; the review and application of the Company’s accounting processes, policies and procedures; and additional uncertainties related to accounting. For additional risks and uncertainties, see the “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2006. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under the federal securities laws.
About Terayon
Terayon Communication Systems, Inc. (Pink Sheets: TERN.PK) provides real-time digital video networking applications to cable, satellite and telecommunication service providers worldwide, which have deployed more than 7,700 of Terayon’s digital video systems to localize services and

Terayon Announces Financial Results

advertising on-demand and brand their programming, insert millions of digital ads, offer HDTV and other digital video services. Terayon maintains its headquarters in Santa Clara, California, has sales and support offices worldwide and is on the web at www.terayon.com.
Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.

Press Contacts:	Investor Contact:

Paul Schneider	Kirsten Chapman / Moriah Shilton
PSPR, Inc.	Lippert/Heilshorn & Associates
(215) 702-9784	(415) 433-3777
pspr@att.net	mshilton@lhai.com

Terayon Announces Financial Results

Notes to Unaudited Selected Financial Data:
1.	DVS product revenue invoiced in the current period and recognized in the current period is defined as total DVS product revenue invoiced in the current period less DVS product revenue invoiced in the current period and recognized in future periods. Management believes that DVS product revenue invoiced in the current period and recognized in the current period is a useful measure because it provides additional information about the Company’s ability to generate future cash flows. DVS product revenue invoiced in the current period and recognized in the current period is not a prescribed term under generally accepted accounting principles in the United States (GAAP) and does not directly correlate to cash flow or revenue recognition, and should not be used in isolation or as an alternative to measures of performance in accordance with GAAP. DVS product revenue invoiced in the current period and recognized in the current period is subject to revenue recognition criteria in accordance with GAAP as determined under SOP 97-2, SAB 104, EITF 00-21 and SOP 81-1, which may result in the deferral of the recognition of such product revenue to future periods.

2.	DVS product revenue invoiced in prior periods and recognized in the current period is defined as DVS product revenue invoiced in prior periods that will be recognized in the current period as a result of the Company’s revenue recognition policies and the adoption of the relevant GAAP literature, specifically SOP 97-2, SAB 104, EITF 00-21 and SOP 81-1. Management believes that DVS product revenue invoiced in prior periods and recognized in the current period is a useful measure because it provides additional information about the Company’s ability to generate future cash flows. DVS product revenue invoiced in prior periods and recognized in the current period is not a prescribed term under GAAP and does not directly correlate to cash flow and should not be used in isolation nor as an alternative to measures of performance in accordance with GAAP.

Terayon Announces Financial Results

TERAYON COMMUNICATION SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31,
	2005	2004
		(as restated)
ASSETS
Current assets:
Cash and cash equivalents	$28,867	$43,218
Short-term investments	72,434	54,517
Accounts receivable, net of allowance for doubtful accounts	9,879	18,559
Other current receivables	1,606	1,044
Inventory, net	10,915	17,666
Other current assets	6,778	3,516

Total current assets	130,479	138,520
Property and equipment, net	3,915	5,854
Restricted cash	332	1,241
Other assets, net	11,922	11,366

Total assets	$146,648	$156,981

LIABILITIES AND SOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,036	$7,846
Accrued payroll and related expenses	2,105	4,493
Deferred revenues	13,952	4,965
Deferred gain on asset sale	8,631	—
Accrued warranty expenses	2,887	4,670
Accrued restructuring and executive severance	1,305	3,744
Accrued vendor cancellation charges	1,508	521
Accrued other liabilities	6,287	3,873
Interest payable	1,356	1,356
Current portion of subordinated convertible notes	65,367	—

Total current liabilities	108,434	31,468
Long-term obligations	1,455	2,076
Accrued restructuring and executive severance	1,381	1,822
Long-term deferred revenue	14,721	11,084
Convertible subordinated notes	—	65,588

Total liabilities	125,991	112,038

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value: 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock: $0.001 par value, 200,000,000 shares authorized	78	76
Issued — 77,793,186 in 2005 and 76,453,074 in 2004	78	76
Outstanding — 77,637,177 in 2005 and 76,297,065 in 2004	78	76
Additional paid-in capital	1,086,817	1,083,709
Accumulated deficit	(1,062,438)	(1,035,487)
Treasury stock, at cost; 156,009 shares	(773)	(773)
Accumulated other comprehensive loss	(3,027)	(2,582)

Total stockholders’ equity	20,657	44,943

Total liabilities and stockholders’ equity	$146,648	$156,981

Terayon Announces Financial Results

TERAYON COMMUNICATION SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Year Ended December 31,
	2005	2004	2003
		(as restated)	(as restated)
Revenues	$90,664	$136,484	$130,187
Cost of goods sold	55,635	101,887	103,835

Gross profit	35,029	34,597	26,352
Operating expenses:
Research and development	17,650	33,199	42,634
Sales and marketing	22,534	24,145	26,781
General and administrative	20,356	12,039	11,934
Restructuring charges, executive severance and asset write-offs	2,257	12,336	2,803

Total operating expenses	62,797	81,719	84,152

Loss from operations	(27,768)	(47,122)	(57,800)
Interest expense, net	(189)	(1,090)	(141)
Other income, net	1,155	1,031	2,032

Loss before income tax benefit (expense)	(26,802)	(47,181)	(55,909)
Income tax benefit (expense)	(149)	76	(316)

Net loss	$(26,951)	$(47,105)	$(56,225)

Basic and diluted net loss per share	$(0.35)	$(0.62)	$(0.76)

Shares used in computing basic and diluted net loss per share	77,154	75,751	74,074

Terayon Announces Financial Results

TERAYON COMMUNICATION SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2005	2004	2003
		(as restated)	(as restated)
Cash flows from operating activities:
Net loss	$(26,951)	$(47,105)	$(56,225)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	3,148	5,860	9,222
Amortization of subordinated convertible notes premium	(221)	(221)	(221)
Amortization of deferred compensation	—	17	53
Accretion of discounts on short-term investments	(114)	(107)	(440)
Realized gains on sales of short-term investments	—	(2)	(127)
Inventory provision	2,732	11,550	4,025
Provision for doubtful accounts	132	590	120
Restructuring provision	2,068	6,513	2,184
Write-off of fixed assets	602	3,045	819
Warranty provision	(165)	3,075	2,353
Vendor cancellation provision	1,143	387	1,362
Compensation expense for issuance of common stock	—	—	70
Value of common and preferred stock warrants issued	—	—	45
Changes in operating assets and liabilities:
Accounts receivable, net	7,986	8,404	(6,200)
Inventory	4,019	(11,939)	(13,045)
Other assets	5,722	403	6,911
Accounts payable	(2,810)	(17,440)	2,129
Accrued payroll and related expenses	(2,829)	(1,984)	310
Deferred revenues	12,624	11,852	3,700
Accrued warranty expense	(1,618)	(3,634)	(5,451)
Accrued restructuring charges	(4,507)	(4,355)	(4,258)
Accrued vendor cancellation charges	(156)	(2,735)	(11,448)
Accrued other liabilities	1,793	(1,830)	(3,404)

Net cash provided by (used in) operating activities	2,598	(39,656)	(67,516)

Cash flows from investing activities:
Purchases of short-term investments	(44,707)	(89,957)	(253,033)
Proceeds from sales and maturities of short-term investments	26,919	143,480	234,101
Purchases of property and equipment	(1,811)	(2,700)	(3,646)

Net cash provided by (used in) investing activities	(19,599)	50,823	(22,578)

Cash flows from financing activities:
Principal payments on capital leases	—	(126)	(1,697)
Debt extinguishment of convertible debt	—	—	—
Proceeds from issuance of common stock	3,110	1,682	3,728

Net cash provided by financing activities	3,110	1,556	2,031

Effect of foreign currency exchange rate changes	(460)	307	1,172
Net decrease in cash and cash equivalents	(14,351)	13,030	(86,891)
Cash and cash equivalents at beginning of year	43,218	30,188	117,079

Cash and cash equivalents at end of year	$28,867	$43,218	$30,188

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$168	$175	$194

Cash paid for interest	$3,254	$3,268	$3,262

Deferred compensation relating to common stock issued to non-employees	$—	$17	$53

Terayon Announces Financial Results

TERAYON COMMUNICATION SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	September 30,	December 31,
	2006	2005
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$8,643	$28,867
Short-term investments	18,903	72,434
Accounts receivable, net of allowance for doubtful accounts	6,025	9,879
Other current receivables	1,110	1,606
Inventory, net	4,423	10,915
Deferred cost of goods sold	1,898	3,351
Deposits	8,399	—
Other current assets	1,219	3,427

Total current assets	50,620	130,479
Property and equipment, net	3,163	3,915
Long-term restricted cash	395	332
Long-term deferred cost of goods sold	2,560	4,351
Other assets, net	29	7,571

Total assets	$56,767	$146,648

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,617	$5,036
Accrued payroll and related expenses	2,497	2,105
Deferred revenues	7,838	13,952
Deferred gain on asset sale	—	8,631
Accrued warranty expenses	1,307	2,887
Accrued restructuring and executive severance	383	1,305
Accrued vendor cancellation charges	55	1,508
Accrued other liabilities	2,947	6,287
Interest payable	—	1,356
Current portion of subordinated convertible notes	—	65,367

Total current liabilities	20,644	108,434
Long-term obligations	1,394	1,455
Accrued restructuring and executive severance	311	1,381
Long-term deferred revenue	10,023	14,721

Total liabilities	32,372	125,991

Stockholders’ equity:
Preferred stock, $0.001 par value: 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value: 200,000,000 shares authorized; 77,793,186 shares issued; 77,637,177 shares outstanding	78	78
Additional paid-in capital	1,088,782	1,086,817
Accumulated deficit	(1,061,102)	(1,062,438)
Treasury stock	(773)	(773)
Accumulated other comprehensive loss	(2,590)	(3,027)

Total stockholders’ equity	24,395	20,657

Total liabilities and stockholders’ equity	$56,767	$146,648

Terayon Announces Financial Results

TERAYON COMMUNICATION SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues	$16,828	$23,440	$58,742	$60,178
Cost of goods sold	5,204	16,999	24,387	39,840

Gross profit	11,624	6,441	34,355	20,338
Operating expenses:
Research and development	3,980	3,555	12,955	13,043
Sales and marketing	3,750	6,326	14,325	17,610
General and administrative	6,887	5,570	16,351	12,590
Restructuring charges, executive severance and asset write-offs	344	235	366	1,799

Total operating expenses	14,961	15,686	43,997	45,042

Loss from operations	(3,337)	(9,245)	(9,642)	(24,704)
Interest income (expense), net	316	21	912	(255)
Gain on sale of assets	—	—	9,865	—
Other income (expense), net	(19)	1,180	277	1,195

Income (loss) before income tax expense	(3,040)	(8,044)	1,412	(23,764)
Income tax expense	(25)	(76)	(77)	(76)

Net income (loss)	$(3,065)	$(8,120)	$1,335	$(23,840)

Net income (loss) per share:
Basic	$(0.04)	$(0.11)	$0.02	$(0.31)

Diluted	$(0.04)	$(0.11)	$0.02	$(0.31)

Shares used in computing per share amounts:
Basic	77,637	76,445	77,637	76,998

Diluted	77,637	76,445	77,651	76,998